Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces April Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas — March 28, 2017 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today a cash distribution to the holders of its units of beneficial interest of $0.02617 per unit, payable on April 14, 2017 to unitholders of record on April 7, 2017. The Trust’s distribution calculation relates to net profits and overriding royalties generated during February 2017 as provided in the conveyance of net profits and overriding royalty interest.

The current month’s calculation for the Developed Properties resulted in $1.4 million of revenues less direct operating expenses and development costs.  The current month’s revenues were $3.4 million, lease operating expenses including property taxes were $2.0 million and capital expenditures were $59,000 of income due to a prior period adjustment for an Orcutt Diatomite project.  Average realized prices for the Developed Properties were $50.02 per Boe in February, as compared to $48.28 per Boe in January. Net profits for the month of February for the Developed Properties were $1.1 million.

The current month’s calculation included $47,000 for the 7.5% overriding royalty on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $47.22 per Boe in February, as compared to $46.59 per Boe in January. The cumulative net profits deficit for the Remaining Properties, including the 7.5% overriding royalty payments, decreased $43,000 and remains at $2.0 million for February.

The net cash flow available for distribution to the holders of its units of beneficial interest is $1.0 million.  The proceeds to be received by the Trust in April of $1.2 million consist of $1.1 million in income from the Developed Properties and $47,000 in income from the 7.5% overriding royalty on the Remaining Properties.  The proceeds to be received by the Trust will be partially offset by $88,000 for the monthly operating and services fee payable to PCEC and $85,000 in Trust general and administrative expenses, resulting in the net cash flow available for distribution of $1.0 million.  The cumulative proceeds received by the Trust attributable to the Conveyed Interests from production months November 2016 through February 2017 (related to Trust fiscal months January through April 2017) is $3.1 million. Therefore, the Trust will exceed $2 million of proceeds received by the Trust attributable to the Conveyed Interests in 2017 (see the discussion of the “Revenue Termination Provision” in the December 22, 2016 press release and the discussion of the termination provisions in the Trust’s SEC filings) and the Trust will no longer be at risk of termination as a result of the Revenue Termination Provision at the end of 2017.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of February 2017:

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	67,814	$50.02
Remaining Properties (b)	14,748	$47.22

(a) Crude oil sales represented 98% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and   gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 10, 2017, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue Austin, TX 78701